UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 1)*

Under the Securities Exchange Act of 1934

CLEARWAY ENERGY, INC.

(Name of Issuer)

Class A Common Stock, par value $0.01 per share

Class C Common Stock, par value $0.01 per share

(Title of Class of Securities)

18539C105 (Class A Common Stock)

18539C204 (Class C Common Stock)

(CUSIP Number)

December 31, 2019 (for Class A Common Stock)

December 31, 2019 (for Class C Common Stock)

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Credit Strategies Master Fund Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,673,273 shares of Class A Common Stock 1,416,593 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,673,273 shares of Class A Common Stock 1,416,593 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,673,273 shares of Class A Common Stock 1,416,593 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 4.8% of outstanding Class A Common Stock 1.9% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) CO

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo ST Fund Management LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,673,273 shares of Class A Common Stock 1,416,593 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,673,273 shares of Class A Common Stock 1,416,593 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,673,273 shares of Class A Common Stock 1,416,593 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 4.8% of outstanding Class A Common Stock 1.9% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo ST Operating LP

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,673,273 shares of Class A Common Stock 1,416,593 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,673,273 shares of Class A Common Stock 1,416,593 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,673,273 shares of Class A Common Stock 1,416,593 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 4.8% of outstanding Class A Common Stock 1.9% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo ST Capital LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,673,273 shares of Class A Common Stock 1,416,593 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,673,273 shares of Class A Common Stock 1,416,593 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,673,273 shares of Class A Common Stock 1,416,593 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 4.8% of outstanding Class A Common Stock 1.9% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). ST Management Holdings, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,673,273 shares of Class A Common Stock 1,416,593 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,673,273 shares of Class A Common Stock 1,416,593 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,673,273 shares of Class A Common Stock 1,416,593 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 4.8% of outstanding Class A Common Stock 1.9% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo A-N Credit Fund (Delaware), L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 175,656 shares of Class A Common Stock 183,433 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 175,656 shares of Class A Common Stock 183,433 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 175,656 shares of Class A Common Stock 183,433 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.5% of outstanding Class A Common Stock 0.3% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo A-N Credit Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 510,809 shares of Class A Common Stock 1,153,319 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 510,809 shares of Class A Common Stock 1,153,319 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 510,809 shares of Class A Common Stock 1,153,319 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.5% of outstanding Class A Common Stock 1.6% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AP Kent Credit Master Fund, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 14,767 shares of Class A Common Stock 77,945 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 14,767 shares of Class A Common Stock 77,945 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 14,767 shares of Class A Common Stock 77,945 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%* of outstanding Class A Common Stock 0.1% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) PN

* Rounds to less than 0.1%.

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AP Kent Management LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 14,767 shares of Class A Common Stock 77,945 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 14,767 shares of Class A Common Stock 77,945 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 14,767 shares of Class A Common Stock 77,945 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%* of outstanding Class A Common Stock 0.1% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) OO

* Rounds to less than 0.1%.

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Atlas Master Fund, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 shares of Class A Common Stock 100,000 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 shares of Class A Common Stock 100,000 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Class A Common Stock 100,000 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0% of outstanding Class A Common Stock 0.1% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Atlas Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 0 shares of Class A Common Stock 100,000 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 0 shares of Class A Common Stock 100,000 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Class A Common Stock 100,000 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0% of outstanding Class A Common Stock 0.1% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo TR Enhanced Levered Yield LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 48,887 shares of Class A Common Stock 79,925 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 48,887 shares of Class A Common Stock 79,925 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 48,887 shares of Class A Common Stock 79,925 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1% of outstanding Class A Common Stock 0.1% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo TR Opportunistic Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 215,007 shares of Class A Common Stock 580,099 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 215,007 shares of Class A Common Stock 580,099 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 215,007 shares of Class A Common Stock 580,099 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.6% of outstanding Class A Common Stock 0.8% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) CO

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Total Return Master Fund L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 215,007 shares of Class A Common Stock 580,099 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 215,007 shares of Class A Common Stock 580,099 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 215,007 shares of Class A Common Stock 580,099 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.6% of outstanding Class A Common Stock 0.8% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Total Return Management LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 215,007 shares of Class A Common Stock 580,099 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 215,007 shares of Class A Common Stock 580,099 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 215,007 shares of Class A Common Stock 580,099 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.6% of outstanding Class A Common Stock 0.8% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Total Return Master Fund Enhanced L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 215,007 shares of Class A Common Stock 580,099 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 215,007 shares of Class A Common Stock 580,099 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 215,007 shares of Class A Common Stock 580,099 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.6% of outstanding Class A Common Stock 0.8% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Total Return Enhanced Management LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 263,894 shares of Class A Common Stock 660,024 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 263,894 shares of Class A Common Stock 660,024 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 263,894 shares of Class A Common Stock 660,024 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.8% of outstanding Class A Common Stock 0.9% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Credit Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 31,181 shares of Class A Common Stock 14,636 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 31,181 shares of Class A Common Stock 14,636 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 31,181 shares of Class A Common Stock 14,636 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1% of outstanding Class A Common Stock 0.0%* of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) OO

* Rounds to less than 0.1%.

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Credit Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 31,181 shares of Class A Common Stock 14,636 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 31,181 shares of Class A Common Stock 14,636 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 31,181 shares of Class A Common Stock 14,636 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1% of outstanding Class A Common Stock 0.0%* of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) OO

* Rounds to less than 0.1%

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SA Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 25,797 shares of Class A Common Stock 197,571 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 25,797 shares of Class A Common Stock 197,571 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 25,797 shares of Class A Common Stock 197,571 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1% of outstanding Class A Common Stock 0.3% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Arrowhead Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 439,982 shares of Class A Common Stock 921,235 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 439,982 shares of Class A Common Stock 921,235 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 439,982 shares of Class A Common Stock 921,235 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.3% of outstanding Class A Common Stock 1.3% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 3,147,846 shares of Class A Common Stock 4,616,935 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,147,846 shares of Class A Common Stock 4,616,935 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,147,846 shares of Class A Common Stock 4,616,935 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 9.1% of outstanding Class A Common Stock 6.3% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 3,147,846 shares of Class A Common Stock 4,616,935 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,147,846 shares of Class A Common Stock 4,616,935 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,147,846 shares of Class A Common Stock 4,616,935 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 9.1% of outstanding Class A Common Stock 6.3% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 3,147,846 shares of Class A Common Stock 4,616,935 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,147,846 shares of Class A Common Stock 4,616,935 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,147,846 shares of Class A Common Stock 4,616,935 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 9.1% of outstanding Class A Common Stock 6.3% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 18539C105 18539C204

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 3,147,846 shares of Class A Common Stock 4,616,935 shares of Class C Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,147,846 shares of Class A Common Stock 4,616,935 shares of Class C Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,147,846 shares of Class A Common Stock 4,616,935 shares of Class C Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 9.1% of outstanding Class A Common Stock 6.3% of outstanding Class C Common Stock

12	Type of Reporting Person (See Instructions) OO

Item 1.                                                         (a)                                 Name of Issuer

Clearway Energy, Inc.

(b)                                 Address of Issuer’s Principal Executive Offices

804 Carnegie Center

Princeton, New Jersey 08540

Item 2.                                                         (a)                                 Name of Person Filing

This statement is filed by (i) Apollo Credit Strategies Master Fund Ltd. (“Credit Strategies”), (ii) Apollo ST Fund Management LLC (“ST Management”), (iii) Apollo ST Operating LP (“ST Operating”), (iv) Apollo ST Capital LLC (“ST Capital”), (v) ST Management Holdings, LLC (“ST Management Holdings”), (vi) Apollo A-N Credit Fund (Delaware), L.P. (“A-N Credit”), (vii) Apollo A-N Credit Management, LLC (“A-N Credit Management”), (viii) AP Kent Credit Master Fund, L.P. (“Kent Credit”), (ix) AP Kent Management LLC (“Kent Management”), (x) Apollo Atlas Master Fund, LLC (“Atlas”), (xi) Apollo Atlas Management, LLC (“Atlas Management”), (xii) Apollo TR Enhanced Levered Yield LLC (“TR Levered Yield”), (xiii) Apollo TR Opportunistic Ltd. (“TR Opportunistic”), (xiv) Apollo Total Return Master Fund L.P. (“TR Master Fund”), (xv) Apollo Total Return Management LLC (“TR Management”), (xvi) Apollo Total Return Master Fund Enhanced L.P. (“TR Enhanced”), (xvii) Apollo Total Return Enhanced Management LLC (“TR Enhanced Management”), (xviii) Apollo Credit Management, LLC (“ACM LLC”), (xix) Apollo Capital Credit Management, LLC (“ACCM LLC”), (xx) Apollo SA Management, LLC (“SA Management”), (xxi) Apollo Arrowhead Management, LLC (“Arrowhead Management”), (xxii) Apollo Capital Management, L.P. (“Capital Management”), (xxiii) Apollo Capital Management GP, LLC (“Capital Management GP”), (xxiv) Apollo Management Holdings, L.P. (“Management Holdings”), and (xxv) Apollo Management Holdings GP, LLC (“Management Holdings GP”).  The foregoing are collectively referred to herein as the “Reporting Persons.”

Credit Strategies, A-N Credit, Kent Credit, Atlas, TR Levered Yield, and TR Opportunistic each hold securities of the Issuer.  ST Management serves as the investment manager for Credit Strategies.  ST Operating is the sole member of ST Management.  The general partner of ST Operating is ST Capital.  ST Management Holdings is the sole member of ST Capital.  A-N Credit Management serves as the investment manager for A-N Credit. Kent Management serves as the investment manager of Kent Credit. Atlas Management serves as the investment manager of Atlas.

TR Master Fund and TR Enhanced are the shareholders of TR Opportunistic. TR Management serves as the investment manager for TR Master Fund and TR Enhanced Management serves as the investment manager for TR Enhanced as well as for TR Levered Yield.

ACM LLC provides investment management services for Franklin K2 Long Short Credit Fund (“Franklin K2”). ACCM LLC is the sole member of ACM LLC.  SA Management provides investment management services for (i) Franklin Templeton Investment Funds (“FTIF Franklin”), (ii) Franklin K2 Alternative Strategies Fund (“FASF-Franklin K2”), and (iii) FTIF Franklin K2 Long/Short Credit Fund (“FTIF Franklin K2 Long/Short”). Arrowhead Management provides investment management services to San Bernardino County Employees’ Retirement Association (“SBCERA”).

Capital Management serves as the sole member of A-N Credit Management, Kent Management, Atlas Management, ACCM LLC, SA Management and Arrowhead Management, and the sole member and manager of ST Management Holdings, TR Management, TR Enhanced Management, and provides investment management services for K2 Apollo Liquid Credit Master Fund Ltd (“K2 Apollo”).  Capital Management GP serves as the general partner of Capital Management.  Management Holdings serves as the sole member and manager of Capital Management GP, and Management Holdings GP serves as the general partner of Management Holdings.

(b)                                 Address of Principal Business Office or, if none, Residence

The principal office of Credit Strategies, TR Management, TR Opportunistic, TR Master Fund and TR Enhanced is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY-9008, Cayman Islands.  The principal office of A-N Credit, Kent Credit, Atlas, and TR Levered Yield is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The principal office of each of ST Management, ST Operating, ST Capital, ST Management Holdings, A-N Credit Management, Kent Management, Atlas Management, TR Enhanced Management, ACM LLC, ACCM LLC, SA Management, Arrowhead Management, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(c)                                  Citizenship

Credit Strategies and TR Opportunistic are exempted companies incorporated in the Cayman Islands with limited liability. ST Operating, A-N Credit, Capital Management and Management Holdings are each Delaware limited partnerships.  Kent Credit, Atlas, TR Master Fund and TR Enhanced are each exempted limited partnerships registered in the Cayman Islands. TR Levered Yield, ST Management, ST Capital, ST Management Holdings, A-N Credit Management, TR Management, TR Enhanced Management, ACM LLC, ACCM LLC, SA Management, Arrowhead Management, Kent Management, Atlas Management, Capital Management GP, and Management Holdings GP are each Delaware limited liability companies.

(d)                                 Title of Class of Securities

Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”)

Class C Common Stock, par value $0.01 per share (the “Class C Common Stock,” and together with Class A Common Stock, the “Common Stock”)

(e)                                  CUSIP Number

18539C105 (Class A Common Stock)

18539C204 (Class C Common Stock)

Item 3.                                                         If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.                                                         Ownership.

(a)                                 Amount beneficially owned:

	Class A Common Stock	Class C Common Stock
Credit Strategies	1,673,273	1,416,593
ST Management	1,673,273	1,416,593
ST Operating	1,673,273	1,416,593
ST Capital	1,673,273	1,416,593
ST Management Holdings	1,673,273	1,416,593
A-N Credit	175,656	183,433
A-N Credit Management	510,809	1,153,319
Kent Credit	14,767	77,945
Kent Management	14,767	77,945
Atlas	0	100,000
Atlas Management	0	100,000
TR Levered Yield	48,887	79,925
TR Opportunistic	215,007	580,099
TR Master Fund	215,007	580,099
TR Management	215,007	580,099
TR Enhanced	215,007	580,099
TR Enhanced Management	263,894	660,024
ACM LLC	31,181	14,636
ACCM LLC	31,181	14,636
SA Management	25,797	197,571
Arrowhead Management	439,982	921,235
Capital Management	3,147,846	4,616,935
Capital Management GP	3,147,846	4,616,935
Management Holdings	3,147,846	4,616,935
Management Holdings GP	3,147,846	4,616,935

The number of shares of Common Stock reported as beneficially owned in this Schedule 13G is as of December 31, 2019. The number of shares of Common Stock reported as beneficially owned by ACM LLC and ACCM LLC are held by

Franklin K2, for which ACM LLC has the authority to vote and to make investment decisions. The number of shares of Common Stock reported as beneficially owned by SA Management are held by FTIF-Franklin K2, FASF-Franklin K2, and FTIF Franklin K2 Long/Short, for which SA Management has the authority to vote and to make investment decisions. The number of shares reported as beneficially owned by Arrowhead Management are held by SBCERA, for which Arrowhead Management has the authority to vote and to make investment decisions. The number of shares reported as beneficially owned by Capital Management include, among others, 188,143 shares of Class A Common Stock and 75,612 shares of Class C Common Stock held by K2 Apollo, for which Capital Management has the authority to vote and to make investment decisions.  The shares of Common Stock reported as beneficially owned by A-N Credit Management, Kent Management, Atlas Management, ACCM LLC, SA Management and Arrowhead Management, ST Management Holdings, TR Management, TR Enhanced Management, are also included in the shares reported as beneficially owned by Capital Management, Capital Management GP, Management Holdings and Management Holdings GP.

Credit Strategies, A-N Credit, Kent Credit, Atlas, TR Levered Yield and TR Opportunistic each disclaims beneficial ownership of all shares of the Common Stock included in this report other than the shares of Common Stock held of record by such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.  ST Management, ST Operating, ST Capital, ST Management Holdings, A-N Credit Management, Kent Management, Atlas Management, TR Master Fund, TR Management, TR Enhanced, TR Enhanced Management, ACM LLC, ACCM LLC, SA Management, Arrowhead Management, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all shares of Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b) Percent of class:

	Class A Common Stock	Class C Common Stock
Credit Strategies	4.8%	1.9%
ST Management	4.8%	1.9%
ST Operating	4.8%	1.9%
ST Capital	4.8%	1.9%
ST Management Holdings	4.8%	1.9%
A-N Credit	0.5%	0.3%
A-N Credit Management	1.5%	1.6%
Kent Credit	*	0.1%
Kent Management	*	0.1%
Atlas	0.0%	0.1%
Atlas Management	0.0%	0.1%
TR Levered Yield	0.1%	0.1%
TR Opportunistic	0.6%	0.8%
TR Master Fund	0.6%	0.8%
TR Management	0.6%	0.8%
TR Enhanced	0.6%	0.8%
TR Enhanced Management	0.8%	0.9%
ACM LLC	0.1%	*
ACCM LLC	0.1%	*
SA Management	0.1%	0.3%
Arrowhead Management	1.3%	1.3%
Capital Management	9.1%	6.3%
Capital Management GP	9.1%	6.3%
Management Holdings	9.1%	6.3%
Management Holdings GP	9.1%	6.3%

* Percentage amounts to less than one-tenth of a percent of outstanding class.

The percentages are based on 34,599,645 shares of Class A Common Stock and 73,336,990 shares of Class C Common Stock outstanding as of October 31, 2019, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 6, 2019.

(c)                                  Number of shares as to which the person has:

(i)                                     Sole power to vote or to direct the vote:

0 for all Reporting Persons

(ii)                                  Shared power to vote or to direct the vote:

	Class A Common Stock	Class C Common Stock
Credit Strategies	1,673,273	1,416,593
ST Management	1,673,273	1,416,593
ST Operating	1,673,273	1,416,593
ST Capital	1,673,273	1,416,593
ST Management Holdings	1,673,273	1,416,593
A-N Credit	175,656	183,433
A-N Credit Management	510,809	1,153,319
Kent Credit	14,767	77,945
Kent Management	14,767	77,945
Atlas	0	100,000
Atlas Management	0	100,000
TR Levered Yield	48,887	79,925
TR Opportunistic	215,007	580,099
TR Master Fund	215,007	580,099
TR Management	215,007	580,099
TR Enhanced	215,007	580,099
TR Enhanced Management	263,894	660,024
ACM LLC	31,181	14,636
ACCM LLC	31,181	14,636
SA Management	25,797	197,571
Arrowhead Management	439,982	921,235
Capital Management	3,147,846	4,616,935
Capital Management GP	3,147,846	4,616,935
Management Holdings	3,147,846	4,616,935
Management Holdings GP	3,147,846	4,616,935

(iii)                               Sole power to dispose or to direct the disposition of:

0 for all Reporting Persons

(iv)                              Shared power to dispose or to direct the disposition of:

	Class A Common Stock	Class C Common Stock
Credit Strategies	1,673,273	1,416,593
ST Management	1,673,273	1,416,593
ST Operating	1,673,273	1,416,593
ST Capital	1,673,273	1,416,593
ST Management Holdings	1,673,273	1,416,593
A-N Credit	175,656	183,433
A-N Credit Management	510,809	1,153,319
Kent Credit	14,767	77,945
Kent Management	14,767	77,945
Atlas	0	100,000
Atlas Management	0	100,000
TR Levered Yield	48,887	79,925
TR Opportunistic	215,007	580,099
TR Master Fund	215,007	580,099
TR Management	215,007	580,099
TR Enhanced	215,007	580,099
TR Enhanced Management	263,894	660,024
ACM LLC	31,181	14,636
ACCM LLC	31,181	14,636
SA Management	25,797	197,571
Arrowhead Management	439,982	921,235
Capital Management	3,147,846	4,616,935
Capital Management GP	3,147,846	4,616,935
Management Holdings	3,147,846	4,616,935
Management Holdings GP	3,147,846	4,616,935

Item 5.                                                         Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [  ].

Item 6.                                                         Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.                                                         Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.                                                         Identification and Classification of Members of the Group.

Not applicable.

Item 9.                                                         Notice of Dissolution of Group.

Not applicable.

Item 10.                                                  Certification.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[The remainder of this page intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2020

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By:	Apollo ST Fund Management LLC,
its investment manager

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO ST FUND MANAGEMENT LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO ST OPERATING LP

By:	Apollo ST Capital LLC,
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO ST CAPITAL LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

ST MANAGEMENT HOLDINGS, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO A-N CREDIT FUND (DELAWARE), L.P.

By:	Apollo A-N Credit Advisors (APO FC Delaware), L.P.,
its general partner

	By:	Apollo A-N Credit Advisors (APO FC-GP), LLC,
its general partner

		By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

APOLLO A-N CREDIT MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

AP KENT CREDIT MASTER FUND, L.P.

By:	AP Kent Advisors, L.P.,
its general partner

	By:	AP Kent Advisors GP, LLC,
its general partner

		By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President and Secretary

AP KENT MANAGEMENT LLC

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President and Secretary

APOLLO ATLAS MASTER FUND, LLC

By:	Apollo Atlas Management, LLC,
its investment manager

	By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

APOLLO ATLAS MANAGEMENT, LLC

By:	Apollo Capital Management, L.P.,
its sole member

	By:	Apollo Capital Management GP, LLC,
its general partner

	By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

APOLLO TR ENHANCED LEVERED YIELD LLC

By:	Apollo Total Return Enhanced Management LLC,
its investment manager

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President and Secretary

APOLLO TR OPPORTUNISTIC LTD.

By:	Apollo Total Return Master Fund L.P.
its shareholder

	By:	Apollo Total Return Advisors L.P.,
its general partner

		By:	Apollo Total Return Advisors GP LLC,
its general partner

		By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

By:	Apollo Total Return Master Fund Enhanced L.P.,
its shareholder

	By:	Apollo Total Return Enhanced Advisors L.P.,
its general partner

		By:	Apollo Total Return Enhanced Advisors GP LLC,
its general partner

		By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

APOLLO TOTAL RETURN MASTER FUND L.P.

By:	Apollo Total Return Advisors L.P.,
its general partner

	By:	Apollo Total Return Advisors GP LLC,
its general partner

		By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

APOLLO TOTAL RETURN MANAGEMENT LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO TOTAL RETURN MASTER FUND ENHANCED L.P.

By:	Apollo Total Return Enhanced Advisors L.P.,
its general partner

	By:	Apollo Total Return Enhanced Advisors GP LLC,
its general partner

		By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

APOLLO TOTAL RETURN ENHANCED MANAGEMENT LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO CREDIT MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO CAPITAL CREDIT MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO SA MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO ARROWHEAD MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC,
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President